UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LEGG MASON PARTNERS EQUITY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Hello, everyone. I’m Jay Gerken, Chairman, President and CEO of the Legg Mason ClearBridge Dividend Strategy Fund and Legg Mason ClearBridge Equity Income Builder Fund.

Thanks for joining us on today’s call. We’re here to talk about the proposed reorganization of Legg Mason ClearBridge Dividend Strategy Fund (also known as “DivStrat”) into Legg Mason ClearBridge Equity Income Builder Fund (which I’ll refer to as “EIB”).

Before we get started, I’d just like to let you know that you can get better acquainted with EIB by listening to a replay of a recent EIB portfolio manager conference call with two of EIB’s portfolio managers: Hersh Cohen, who is also ClearBridge’s Chief Investment Officer, and Peter Vanderlee.

OK. Let’s begin by reviewing the timeline for the reorganization process.

Timeline

•

The first step in the process was taken around January 14th, when DivStrat shareholders of record as of December 15th were mailed proxy materials and an EIB product profile. The proxy materials outline the details of the reorganization proposal and request that DivStrat shareholders vote on the proposal.

Management, of course, strongly encourages all DivStrat shareholders to vote IN FAVOR of the proposal.

Any proxy- or voting-related questions should be directed to Computershare Fund Services (which I’ll refer to as “Computershare”), DivStrat’s proxy solicitor, at 1-888-985-2050. I’ll repeat this information at the end of the call.

•	After the proxy mailing, the next step will be to hold a special meeting of shareholders on April 13th to consider the reorganization proposal.

•

From now until April 13th will be the proxy solicitation period, when Computershare collects and tallies the votes. During this period, there may be follow-up mailings to DivStrat shareholders who haven’t yet responded to the original January proxy mailing. Some shareholders may also receive phone calls from Computershare reminding them to vote.

Again, Management encourages all shareholders to vote in favor of the reorganization proposal and to do so promptly to avoid future mailings or solicitation phone calls.

•

Assuming the reorganization proposal is approved by shareholders at the April 13th meeting, DivStrat will be closed to all purchases and incoming exchanges on or about the close of business on April 19th.

•

Two days later, on or about the close of business on April 21st, the share classes of DivStrat are expected to be reorganized into the corresponding share classes of EIB. A new Class 1 share class is expected to be created in EIB specifically to accommodate DivStrat Class 1 shareholders. In addition, DivStrat Class C shares are expected to be reclassified as DivStrat Class A shares prior to the reorganization, so that DivStrat Class C shareholders will receive Class A shares of EIB as part of the reorganization.

Rationale

OK. We know about the when, but what about the why?

•

Legg Mason, ClearBridge and the Funds’ Board of Trustees have each recommended that shareholders approve this reorganization. Legg Mason and ClearBridge continue to rationalize the Legg Mason equity funds into a tighter, more cohesive product lineup and eliminate overlapping funds.

•

Precisely for this reason, keep in mind that the two Funds have similar investment objectives and each of them focus on individual security selection and look for current dividend levels, dividend growth, a sound balance sheet and effective management teams. DivStrat seeks long-term capital appreciation, while EIB seeks to generate a high level of current income, with long-term capital appreciation as a secondary objective. Both Funds are advised by ClearBridge, consistent with its approach to long-term investing.

•	Finally, Management believes that the reorganization of DivStrat into EIB will generate efficiencies and economies of scale for DivStrat and its shareholders.

I’ll close by repeating a few key points:

First, Management strongly encourages all DivStrat shareholders to vote IN FAVOR of this reorganization proposal.

Second, any proxy- or voting-related questions should be directed to Computershare, at 1-888-985-2050.

Third, you can learn more about EIB by listening to the replay of the EIB portfolio manager conference call. It’s posted on our Web site at www.leggmason.com/individualinvestors.

Fourth and finally, you will soon be able to find the proxy statement and product-specific information also by visiting www.leggmason.com/individualinvestors.

And that concludes today’s call. Thanks for joining us and for investing with Legg Mason.

Have a great day, everyone.

Risk disclosure

Equity securities are subject to price fluctuation and possible loss of principal. Small- and mid-cap stocks involve greater risks and volatility than large-cap stocks. International investments are subject to special risks, including currency fluctuations and social, economic and political uncertainties, which could increase volatility. Dividends are not guaranteed, and a company may reduce or eliminate its dividend at any time. Investments in fixed-income securities involve risk, including possible loss of principal. These securities are subject to interest rate, credit, inflation and reinvestment risk. As interest rates rise, the value of fixed-income securities falls. The Fund may engage in active and frequent trading, resulting in higher portfolio turnover and transaction costs. The Manager's investment style may become out of favor and/or the Manager’s selection process may prove incorrect; which may have a negative impact on the Fund’s performance. Additional information regarding Fund risks may be found in the proxy statement.

Please see the prospectus for more information.

Investors should consider a fund’s investment objectives, risks, charges and expenses carefully before investing. The prospectus contains this and other information about a fund. To obtain a free prospectus, please view the product-specific page on this Web site and click on the prospectus link. An investor should read the prospectus carefully before investing.

INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

© 2011 Legg Mason Investor Services, LLC, member FINRA, SIPC. Legg Mason Investor Services, LLC and ClearBridge Advisors, LLC are subsidiaries of Legg Mason, Inc. 2/11 FN1110286